Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 27, 2018 with respect to the financial statements of Principal Life Insurance Company Separate Account B, (2) dated March 29, 2018 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated March 29, 2018 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4, No. 333-197214) of Principal Life Insurance Company Separate Account B and the related prospectus of the Principal Pivot Series Variable Annuity.
/s/Ernst & Young LLP
Des Moines, Iowa
April 27, 2018